Exhibit 99.2
CONTACT: Emily Turner
(704) 588-4351 ext. 2080
PORTRAIT CORPORATION OF AMERICA, INC. REACHES
CONSENSUAL RESTRUCTURING AGREEMENT
Financial restructuring enables company to improve business and strengthen brand through court-protected Chapter 11 process
     CHARLOTTE, NC, (August 31, 2006)— Portrait Corporation of America, Inc. (PCA) announced today that it has reached a voluntary, consensual agreement with its key lenders to file a pre-negotiated Chapter 11 restructuring plan in order to keep the company operationally strong and viable. The plan will simplify the company’s capital structure, and upon court approval of the Chapter 11 plan, certain bond holders will become equity holders. The company anticipates that due to the positive nature of the consensual agreement that the Chapter 11 process will not be a lengthy process but one measured in months. This process creates an orderly court protected process and, upon confirmation of the plan will eliminate over 75% of the company’s debt, strengthening PCA’s competitive position.
“After several months of productive dialogue between our major creditors and our equity holders we have achieved an agreement that will make PCA a much stronger company. We enter restructuring in a unique position in that our key lenders are already on board with our plan. Operationally we are focused on producing strong fall results and with the elimination of over $30 million in annual interest we will now have the resources to truly compete. I want our customers to know that they can trust us to deliver the quality product they’re accustomed to and they will continue to be able to count on us for even more choices and new products,” said Mr. R. David Alexander, Chairman and CEO.
Alexander further commented, “We appreciate the support we have received from all parties concerned, particularly our own associates. We believe that this restructuring provides a very bright future for our company.”

Islam Zughayer from Berenson & Company is PCA’s financial advisor, and John Bae from Cadwalader, Wickersham & Taft LLP is PCA’s legal advisor.
     PCA operates portrait studios in more than 2,500 locations in the United States, Canada, Germany, United Kingdom and Mexico. Based in Matthews, North Carolina, PCA has been in business for more than 30 years. PCA also works with churches and other organizations providing a professional and quality portrait service.
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